Exhibit 99.1
Daktronics, Inc. Announces 2024 Fiscal Third Quarter Results

BROOKINGS, S.D., February 28, 2024 – Daktronics, Inc. (NASDAQ-DAKT), a leading global designer and manufacturer of best-in-class dynamic video communication displays and control systems for customers worldwide, today reported results for its fiscal 2024 third quarter which ended January 27, 2024.

Q3 FY2024 financial highlights:
•Year-to-date product and service orders were $534.4 million(1), an increase of 6.6 percent as compared to $501.4 million in the same period of fiscal 2023; during the third quarter of fiscal 2024, new product and service orders were $192.1 million, a 29.4 percent increase from $148.4 million in the year-earlier period
•Sales of $170.3 million, a 7.9 percent decrease from the third quarter of fiscal 2023; the year-ago period's record revenue was driven by high backorder fulfillment as a result of recovery from pandemic-related supply chain challenges and labor availability
•Gross profit as a percentage of net sales of 24.5 percent as compared to 22.6 percent in the third quarter of fiscal 2023
•Operating income of $8.0 million, a 12.9 percent increase as compared to $7.1 million in the third quarter of fiscal 2023
•Product order backlog was $328.3 million(1) at January 27, 2024 compared to $400.7 million at the end of the fourth quarter of fiscal 2023 and $429.1 million at the end of the third quarter of fiscal 2023 as past periods' overbuilt backlog continues to be worked down through reductions in manufacturing lead times

"Our teams’ strong execution of the manufacturing, operating, sourcing and pricing improvements that we put in place over the past two years drove efficiencies and raised the baseline profitability of the business. As a result, we delivered positive operating income in a seasonally low-volume period that is historically a loss quarter despite lower volume compared to last year’s high level of backorder fulfillment. This performance, plus careful working capital management, generated $8.0 million in operating income. Our orders are up 6.6 percent year-to-date on strong third quarter growth of 29.4 percent, reflecting strengthening demand in each of our domestic end markets,” stated Reece Kurtenbach, Daktronicsʹ Chairman, President and Chief Executive Officer.

FQ4 Outlook
Fiscal fourth quarter seasonality is expected to be similar to pre-pandemic patterns. Fiscal 2024 fourth quarter net sales are expected to increase sequentially as compared to the third quarter in fiscal year 2024 and decrease from the year-ago period, which was again a high-volume period in which we were fulfilling backorders related to pandemic recovery. Gross margin is expected to be similar in comparison to the unique 2023 fourth quarter and operating margin and cash flows are expected to be down as compared to this same period.

Kurtenbach added, “Our year-to-date results reflect our strengthened performance and serve as evidence that we have successfully adapted to the business conditions that challenged Daktronics. Our focus for the remainder of the fiscal year is on capturing growth in our addressable end markets by expanding our share of customer spend, adding recurring control system and content development revenue where applicable, and winning new customers. We are also leveraging narrow pixel pitch and other technologies to deepen our penetration of current and enter potential new end markets, including military. Last, we continue to increase our nimbleness and flexibility in capacity allocation and utilization, qualifying each of our plants around the world for selected product manufacture and carefully assigning capacity, adjusting utilization where necessary.”
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 29, 2023. this release does not include a reconciliation of orders or backlog, as it would be impractical to do so without unreasonable effort.

Third Quarter Performance
Orders for the third quarter of fiscal 2024 increased by 29.4 percent from the third quarter of fiscal 2023 driven by strong demand in the Live Events business unit, rebounding demand in the Spectacular and Out‐of‐Home markets in our Commercial business unit, and solid growth in the High School Parks and Recreation and Transportation business units. These higher orders offset an order decrease in the International business unit.
Net sales for the third quarter of fiscal 2024 decreased by 7.9 percent as compared to the third quarter of fiscal 2023. The third quarter of every year is characterized by seasonally lower volume, and the decrease is attributable to the year-ago period’s unseasonably record revenue driven by high backorder fulfillment resulting from recovery of pandemic-related supply chain challenges and labor availability. The sales decrease was driven by comparatively lower volumes in the Commercial and International business units, partially offset by order fulfillments in the Live Events, High School Park and Recreation, and Transportation business units.
Gross profit as a percentage of net sales increased to 24.5 percent for the third quarter of fiscal 2024 as compared to 22.6 percent a year earlier. The gross profit improvement is due to strategic pricing, greater efficiency of sales volume generation over the cost structure, and a more stable operating environment.
Operating expenses decreased 2.6 percent to $33.7 million in the third quarter of fiscal 2024 as compared to $34.6 million for the third quarter of fiscal 2023. This decrease is primarily attributable to recording a $4.6 million non-cash goodwill impairment charge during the third quarter of fiscal 2023 that was not repeated in the third quarter of fiscal 2024. This decrease is partially offset by the increases in personnel-related expenses.
Operating income percent for the third quarter of fiscal 2024 was 4.7 percent compared to 3.8 percent for the third quarter of fiscal 2023 due to the combined factors discussed above.
The increase in interest (expense) income, net for the third quarter of fiscal 2024 compared to the same period one year ago was primarily due to the closing in May 2023 on the financing transactions at higher values and interest rates than were in effect under our previous line of credit during the 2023 third quarter.
For the three months ended January 27, 2024, the Company recorded $6.3 million of income for the non-cash change in fair value of the convertible note payable, which is accounted for under the fair value option.
The effective tax rate of 15.0 percent resulted in $1.9 million of income tax expense for the third quarter of fiscal 2024. Income before tax includes the impacts of the change in the convertible note fair value; however, these changes are not taxable for tax purposes which impacts the effective tax rate. The reduction in the fair value adjustment during the third quarter of fiscal 2024 resulted in a lower than normal effective tax rate. Absent any major tax changes, we expect our full year effective tax rate to be in the mid-twenties before the impacts of fair value accounting for the convertible note.
Balance Sheet and Cash Flow
Cash, restricted cash and marketable securities totaled $77.2 million at January 27, 2024, and $50.0 million of long-term debt was outstanding as of that date. The long-term debt includes the face value of the debt of $39.3 million, the $11.6 million adjustment to fair value, and $0.9 million of debt issuance costs, net. There were no draw-downs on our asset-based revolving credit facility during the first nine months of fiscal 2024 and $32.9 million available to draw at January 27, 2024. In the first nine months of fiscal 2024, we generated $53.8 million from operations and used $13.6 million for purchases of property and equipment. At the end of the fiscal 2024 third quarter, our working capital ratio was 2.2 to 1. Inventory levels dropped 6.2 percent since the end of the 2023 fiscal year on April 29, 2023 and dropped slightly since the end of the second fiscal quarter of 2024. Management’s focus remains on managing working capital through expected growth of the company.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com where related presentation materials will also be posted prior to the conference call. A webcast will be available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 29, 2023. this release does not include a reconciliation of orders or backlog, as it would be impractical to do so without unreasonable effort.

systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation, and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2023 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 29, 2023. this release does not include a reconciliation of orders or backlog, as it would be impractical to do so without unreasonable effort.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Net sales	$170,303	$184,975	$602,203	$544,334
Cost of sales	128,585	143,262	435,139	445,123
Gross profit	41,718	41,713	167,064	99,211

Operating expenses:
Selling	14,258	12,908	41,840	41,866
General and administrative	10,589	9,861	31,077	27,989
Product design and development	8,835	7,250	26,459	21,655
Goodwill impairment	—	4,576	—	4,576
	33,682	34,595	99,376	96,086
Operating income	8,036	7,118	67,688	3,125

Nonoperating (expense) income:
Interest (expense) income, net	(745)	(398)	(2,952)	(721)
Change in fair value of convertible note	6,340	—	(11,570)	—
Other expense and debt issuance costs write-off, net	(1,000)	(1,380)	(6,282)	(2,335)

Income before income taxes	12,631	5,340	46,884	69
Income tax expense	1,889	1,627	14,781	14,666
Net income (loss)	$10,742	$3,713	$32,103	$(14,597)

Weighted average shares outstanding:
Basic	46,173	45,387	45,975	45,320
Diluted	50,837	45,448	46,608	45,320

Earnings (loss) per share:
Basic	$0.23	$0.08	$0.70	$(0.32)
Diluted	$0.09	$0.08	$0.69	$(0.32)

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 27, 2024	April 29, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76,764	$23,982
Restricted cash	429	708
Marketable securities	—	534
Accounts receivable, net	100,601	109,979
Inventories	140,251	149,448
Contract assets	47,857	46,789
Current maturities of long-term receivables	271	1,215
Prepaid expenses and other current assets	7,853	9,676
Income tax receivables	1,504	326
Total current assets	375,530	342,657

Property and equipment, net	72,406	72,147
Long-term receivables, less current maturities	95	264
Goodwill	3,263	3,239
Intangibles, net	923	1,136
Debt issuance costs, net	2,840	3,866
Investment in affiliates and other assets	27,314	27,928
Deferred income taxes	16,835	16,867
TOTAL ASSETS	$499,206	$468,104

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)
(unaudited)

	January 27, 2024	April 29, 2023
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,500	$—
Accounts payable	49,489	67,522
Contract liabilities	68,936	91,549
Accrued expenses	36,824	36,005
Warranty obligations	12,884	12,228
Income taxes payable	628	2,859
Total current liabilities	170,261	210,163

Long-term warranty obligations	21,806	20,313
Long-term contract liabilities	16,347	13,096
Other long-term obligations	5,882	5,709
Long-term debt, net	48,466	17,750
Deferred income taxes	198	195
Total long-term liabilities	92,699	57,063

SHAREHOLDERS' EQUITY:
Preferred Shares, no par value, authorized 50,000 shares; no shares issued and outstanding	—	—
Common Stock, no par value, authorized 115,000,000 shares; 46,189,311 and 45,488,595 shares issued at January 27, 2024 and April 29, 2023, respectively	65,371	63,023
Additional paid-in capital	51,554	50,259
Retained earnings	135,513	103,410
Treasury Stock, at cost, 1,907,445 shares at January 27, 2024 and April 29, 2023, respectively	(10,285)	(10,285)
Accumulated other comprehensive loss	(5,907)	(5,529)
TOTAL SHAREHOLDERS' EQUITY	236,246	200,878
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$499,206	$468,104

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	January 27, 2024	January 28, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$32,103	$(14,597)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	14,370	12,543
Loss (gain) on sale of property, equipment and other assets	98	(588)
Share-based compensation	1,598	1,487
Equity in loss of affiliates	2,330	2,596
Provision for doubtful accounts, net	659	674
Deferred income taxes, net	23	13,028
Non-cash impairment charges	1,091	4,576
Change in fair value of convertible note	11,570	—
Debt issuance costs write-off	3,353	—
Change in operating assets and liabilities	(13,406)	(29,206)
Net cash provided by (used in) operating activities	53,789	(9,487)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13,628)	(21,809)
Proceeds from sales of property, equipment and other assets	107	612
Proceeds from sales or maturities of marketable securities	550	3,490
Purchases of equity and loans to equity investees	(4,084)	(3,240)
Net cash used in investing activities	(17,055)	(20,947)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	40,485	283,115
Payments on notes payable	(18,500)	(259,477)
Principal payments on long-term obligations	(307)	—
Debt issuance costs	(6,833)	—
Proceeds from exercise of stock options	1,147	—
Tax payments related to RSU issuances	(303)	(140)
Net cash provided by financing activities	15,689	23,498

EFFECT OF EXCHANGE RATE CHANGES ON CASH	80	(342)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	52,503	(7,278)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	24,690	18,008
End of period	$77,193	$10,730

Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended				Nine Months Ended
(in thousands)	January 27, 2024	January 28, 2023	Dollar Change	Percent Change	January 27, 2024	January 28, 2023	Dollar Change	Percent Change
Net Sales:
Commercial	$33,292	$49,967	$(16,675)	(33.4)%	$122,628	$127,132	$(4,504)	(3.5)%
Live Events	73,393	67,748	5,645	8.3	233,602	193,370	40,232	20.8
High School Park and Recreation	28,764	28,312	452	1.6	133,940	106,127	27,813	26.2
Transportation	19,605	17,578	2,027	11.5	61,217	53,797	7,420	13.8
International	15,249	21,370	(6,121)	(28.6)	50,816	63,908	(13,092)	(20.5)
	$170,303	$184,975	$(14,672)	(7.9)%	$602,203	$544,334	$57,869	10.6%
Orders: (1)
Commercial	$34,524	$28,737	$5,787	20.1%	$101,167	$119,126	$(17,959)	(15.1)%
Live Events	95,217	61,011	34,206	56.1	226,436	193,763	32,673	16.9
High School Park and Recreation	35,385	28,097	7,288	25.9	103,924	97,574	6,350	6.5
Transportation	18,924	13,525	5,399	39.9	59,409	45,812	13,597	29.7
International	8,013	17,005	(8,992)	(52.9)	43,450	45,130	(1,680)	(3.7)
	$192,063	$148,375	$43,688	29.4%	$534,386	$501,405	$32,981	6.6%

Reconciliation of Free Cash Flow*
(in thousands)
(unaudited)

	Nine Months Ended
	January 27, 2024	January 28, 2023
Net cash provided by (used in) operating activities	$53,789	$(9,487)
Purchases of property and equipment	(13,628)	(21,809)
Proceeds from sales of property and equipment	107	612
Free cash flow	$40,268	$(30,684)
*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results. Daktronics' free cash flow may not have the same meaning or be calculated in the same way as the same or similar terms used by other companies.

Reconciliation of Adjusted Operating Income*
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Operating income (GAAP Measure)	$8,036	$7,118	$67,688	$3,125
Plus goodwill impairment	—	4,576	—	4,576
Adjusted operating income (non-GAAP measure)	$8,036	$11,694	$67,688	$7,701
*In evaluating its business, Daktronics considers and uses adjusted operating income as a key measure of its operating performance. The term adjusted operating income is not defined under GAAP and is not a measure of operating income, cash flows from operating activities, or other GAAP figures and should not be considered alternatives to those computations. We define non-GAAP adjusted operating income as operating income plus asset impairments. Management believes non-GAAP adjusted operating income is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP adjusted operating income may not be comparable to similarly titled definitions used by other companies. The table above reconciles non-GAAP adjusted operating income to comparable GAAP financial measures.

Reconciliation of Adjusted Net Income (loss)*
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Net income (loss)	$10,742	$3,713	$32,103	$(14,597)
Change in fair value of convertible note	(6,340)	—	11,570	—
Debt issuance costs expensed due to fair value of convertible note, net of taxes	—	—	2,297	—
Adjusted net income (loss)	$4,402	$3,713	$45,970	$(14,597)
*Adjusted net income. We disclose adjusted net income as a non-GAAP financial measurement in order to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurements provides investors with a consistent way to analyze our performance.

Reconciliation of Long-term Debt
(in thousands)
(unaudited)
Long-term debt consists of the following:

	January 27, 2024	April 29, 2023
ABL credit facility/prior line of credit	$—	$17,750
Mortgage	14,250	—
Convertible note	25,000	—
Long-term debt, gross	39,250	17,750
Debt issuance costs, net	(854)	—
Change in fair value of convertible note	11,570	—
Current portion	(1,500)	—
Long-term debt, net	$48,466	$17,750